Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-261342

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 7, 2021)

Acer Therapeutics Inc.

We previously entered into an amended and restated sales agreement, or Sales Agreement, dated March 18, 2020, with JonesTrading Institutional Services LLC and Roth Capital Partners, LLC, or together, the Agents, relating to the offer and sale of our common stock having an aggregate offering price of up to $50,000,000 from time to time through or to the Agents acting as our sales agent or principal. As of the date of this prospectus supplement, we have sold an aggregate of $20,643,530 of our common stock under the Sales Agreement, including $3,824,028 of our common stock pursuant to (i) our prospectus dated December 7, 2021, or Base Prospectus, as supplemented by the prospectus supplement dated May 17, 2022, for the offer and sale of $6,400,000 of shares of our common stock, or the May 2022 Prospectus, and (ii) our Base Prospectus as supplemented by the prospectus supplement dated February 7, 2023, for the offer and sale of an additional $11,000,000 of shares of our common stock, or the February 2023 Prospectus, and together with the May 2022 Prospectus, the Prospectuses. This prospectus supplement should be read in conjunction with the Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectuses. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectuses, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend the Sales Agreement and to terminate the continuous offering by us under the Prospectuses effective on March 21, 2023. We will not make any sales of our common shares pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ACER.” On March 21, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.791 per share.

Investing in our common stock involves risks. See the sections entitled “Risk Factors” beginning on page S-6 of the May 2022 Prospectus, page S-6 of the February 2023 Prospectus, page 35 of our Annual Report on Form 10-K for the year ended December 31, 2021, and in the documents we incorporate by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 21, 2023.